Exhibit 99.1

B2Digital Readies for Biggest Weekend in Company History: “HRMMA 118”, “HRMMA 119”, and “B2 Grappling Series 2” LIVE this Friday and Saturday

TAMPA, FL, February 25, 2021 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce the next hard-hitting installment of the B2 Fighting Series MMA Spring Season, with a Fight Night Double-Header on Friday, February 26 (HRMMA 118), and Saturday, February 27 (HRMMA 119), LIVE from the Holiday Inn Sloan Convention Center in Bowling Green, Kentucky.

Saturday will also feature the Spring Season opener for the B2 Grappling Series. The event is scheduled to start at 9 am ET on Saturday, February 27, at the Florida Hotel and Conference Center in Orlando, Florida.

Both HRMMA fight night events are already sold out for in-person seating, but interested fans can stream it live on Pay-Per-View here, or enjoy it live over the B2 Fighting Series apps on Amazon Fire TV or Apple TV.

Brandon “Hardrock” Higdon, the B2 Fighting Series Matchmaker, commented, “I’m super excited for this weekend of fights. Several of our pro fights this weekend could be main events anywhere in the country. We have two Dana white contender series alumni along with Bellator & M1 Global alumni in the mix as well. Two Canadian fighters will be on the cards. I really feel like names from this card will make it to the next level this year.”

Both Friday and Saturday B2 Fighting Series events will each feature a combination of 15 amateur and professional MMA fights. Friday night is stacked with interesting matchups culminating in a top lightweight showdown between rising stars Adam ‘Maverick’ Assenza (12-6) and Sean Fallon (13-6). Saturday night is another pulse-pounding slate that will march toward a pro heavyweight title bout as Cory Moon (5-3) battles to try to dethrone champ Harry Hunsucker (6-3).

“This is set to be the biggest weekend in Company history, with three major events spread across two days and two states,” remarked Greg P. Bell, Chairman & CEO of B2Digital. “Our MMA double-header in Bowling Green features a spectacular roster of matchups. We always like to give our loyal fans just what they crave, and this weekend will be a feast. This is also a great opportunity to show new fans what we’re all about. We continue to set records in PPV viewership with each new outing as our fan base grows and the B2 brand gains traction and visibility, and this weekend should continue that trend in breakout fashion.”

About B2Digital Inc.
With extensive background in entertainment, television, video, and technology, B2Digital (OTC: BTDG) is now forging ahead and becoming a full-service live event sports company. Capitalizing on the combination of B2Digital CEO Greg P. Bell’s expertise and involvement with more than 40,000 live events over his career for major sports leagues and entertainment venues, B2Digital is in the process of developing and acquiring MMA and sports-related companies to build an integrated Premier Development League, Expand the B2 Official Training Facility Program Network and Continue the growth of the B2 Social Media Network for the multibillion-dollar mixed martial arts (“MMA”) industry.

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B2Digital intends to create and develop league champions that will move on to the MMA major leagues from the Company’s B2 Fighting Series brand. Each year, the top fighters will be invited to the annual B2 Fighting Series National Championship live event.

B2Digital has developed and deployed the systems and technologies for the operation of the B2 Fighting Series, “B2FS”. This includes social media marketing, event management, digital ticketing sales, digital video distribution, digital marketing, PPV, FTV (Free to View), merchandise sales, brand management and financial control systems. B2Digital owns all rights for TV, internet, social media, media, merchandising and trademarks, and branding for the B2Digital companies.

For more information about B2Digital, visit the Company’s website at www.b2digitalotc.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.b2digitalotc.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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